UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
                                  May 23, 2003


                                    JRE, INC.
                 -----------------------------------------------
                 (EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)


        NEW YORK                  005-79048                      11-3579470
--------------------------------------------------------------------------------
       (STATE OF              (COMMISSION FILE                 (IRS EMPLOYER
     INCORPORATION)                NUMBER)                   IDENTIFICATION NO.)


                                 57 Main Street
                          East Hampton, New York 11937
               --------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)


                                 (516) 356-2298
               --------------------------------------------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5.  OTHER EVENTS.

On May 23, 2003, JRE, Inc.("JRE") announced that it had entered into an Acquisition Agreement (the "Agreement") which sets forth the terms and conditions of a proposed business combination of JRE and Cyper Entertainment, Inc. a South Korean corporation ("Cyper"). Pursuant to the Agreement, Cyper's shareholders will exchange 100% of the outstanding shares of Cyper for 10,000,000 newly issued shares of JRE. Cyper will, as a result, become a wholly-owned subsidiary of JRE.

     Cyper is a Digital Animation Production company providing services to the television, commercial and film industries globally. The Company develops and produces 3D digital animation for television, short films, computer generated image ("CGI") feature films, home video, music video and multi-media applications such as video games. Cyper has produced CGI animations with the objective of providing high-quality animation TV programming and feature film for the North American market.

     At the Effective Time of the Acquisition, JRE will issue a total of 10,000,000 shares of its common stock to the stockholders of Cyper, at which time an aggregate of 14,960,250 shares of fully-diluted JRE Stock will be issued and outstanding.

     Consummation of the Reorganization is subject to various conditions, including the approval by the Cyper stockholders, and the receipt by June 30, 2003, by certain non-affiliate JRE shareholders of an aggregate of $300,000 for their JRE stock in sales in the open market.

     There can be no assurance that the Agreement (or any of the transactions contemplated thereby) will be consummated or, if consummated, as to the timing thereof.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a):  Not Applicable

(b):  Not Applicable

(c):  Exhibits:

      2.1 Acquisition Agreement dated May 23, 2003, among JRE, Inc., Cyper Entertainment, Inc. and stockholders of Cyper Entertainment, Inc.





                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    JRE, Inc.



                                    By: /s/  Jeffrey R. Esposito
                                    --------------------------------------------
                                             Jeffrey R. Esposito, President

Dated:  May 28, 2003